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                                   EXHIBIT 5-1

                   Opinion of Wilson Sonsini Goodrich & Rosati

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                                                                     EXHIBIT 5.1


                                  May __, 1998


Networks Associates, Inc.
3965 Freedom Circle
Santa Clara, California 95054

        RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on May __, 1998 (Registration No. 333- ) as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of $885,000,000 Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures"). We understand that the Debentures are to be sold from time to time on the Portal Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Debentures.

        It is our opinion that the Debentures are legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation